Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS SECOND QUARTER 2006 PRELIMINARY RESULTS

Revenue of $278.4 million, up 11%, and EPS of $0.10, a three fold increase over last year

Omaha, NE—August 9, 2006 —SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its preliminary financial results for the second quarter and six months ended June 30, 2006.

Second quarter of 2006 revenue of $278.4 million, increased 11% over the year-ago quarter, exceeding the Company’s previous outlook of $265 million to $275 million. Excluding the effect of exiting the GM contract effective January 1, 2006, revenue grew 22% year over year (see attached table for non-GAAP reconciliations).

Operating income for the second quarter of 2006 was up 53% from the year-ago quarter, increasing to $10.7 million or 3.8% of total revenue.

Second quarter of 2006 fully diluted earnings per share increased more than three-fold over the prior-year quarter to $0.10.

The second quarter of 2006 operating and net income included $6 million, or $0.08 per share, from a settlement agreement with a business partner over the handling of certain business transactions.

Commenting on the second quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “Our second quarter exceeded our revenue outlook and was within our EPS range.  This was achieved despite a significant transitioning of accounts. The second quarter profitability levels were influenced by an unusually high number of start-ups.  This, in addition to faster than expected ramp downs of two North American clients, is also expected to negatively affect third quarter results. However, we expect that the vacated seats will be backfilled with volumes from other clients in the fourth quarter.”

Mr. Lynch continued, “Looking ahead, our robust global sales engine has allowed us to rapidly replace in 2006 approximately $100 million of prior GM revenue and add an anticipated additional $70 million of growth.  We continue to maneuver away from price pressured North American operating facilities, grow our offshore points of delivery and add profitable clients in optimum industries and in the most appropriate markets.”

“The strategy we have steadfastly pursued over the past few years is a good one. We have consistently made decisions for the long-term health of our business, despite short-term pressure on our operating margins. Yet we have built a business that boasts a larger, more diversified client base. A business that is more experienced across many more sectors than our competitors with a foundation as the most global and quality-service oriented service provider.” concluded Mr. Lynch.

Business Unit Highlights for the second quarter of 2006

•            Revenue from North America vertical business units and collection unit increased 24% to $122.6 million from $99.1 million in the second quarter of 2005.  Each of the business units in North America increased revenue in the second quarter of 2006 led by the Consumer Services, Media Services, and Financial Services business units. Operating results for the business units in North America increased almost 28% in the second quarter of 2006 compared to the year earlier quarter. During the quarter, the company announced the addition of a second site in the Philippines with a capacity, already spoken for, of 750 workstations.  The company now has 1,500 workstations providing customer support services to fifteen clients in the Philippines — in some cases, running pilot programs which have considerable additional upside.  The addition of this capacity is an important part of the company strategy of serving more business offshore where higher margins are realized.  Additionally, following on the heels of the successful completion of the Pearson project, our focus on the healthcare industry continues to pay dividends as we added two significant US healthcare programs in the second quarter.

•                  For business units in Europe, revenue in the second quarter of 2006 increased 24% to $128.8 million from revenue of $104.1 million in the second quarter of last year.  Double-digit revenue growth from business units in the Belgium, Netherlands, Nordics, France, Poland, Germany and Spain led the way in the overall improvement.  Operating results improved 19% in Europe.  The restructuring effort in the U.K., France and the Nordics has led to improvements in the second quarter, which combined with the filling of empty seats in those business units from new projects including the previously announced programs in the UK for T-Mobile and in France for Pages Jaunes.

•                  Revenue in the second quarter of 2006 from business units in Latin America, excluding unconsolidated joint ventures, increased 40% to $15.6 million from $11.1 million in the second quarter of 2005.  This includes strong growth for Spanish language offshore.

•                  For the business units in Asia Pacific, revenue declined to $11.2 million from $12.6 million in the second quarter of 2005. Asia Pacific is starting to gain traction in its offshore initiative, with its recent ramps of two significant client programs in the Philippines.

Outlook

The Company expects third quarter of 2006 revenue to be in a range of $265 million to $275 million and earnings per share to be in a range of a loss of $0.02 and a profit of $0.02. The Company anticipates fourth quarter revenue to be in a range of $280 million to $290 million and earnings per share in a range of $0.07 to $0.11.

The full year 2006 revenue outlook of $1 billion to $1.1 billion is unchanged yet we expect to be at the higher end of the range.  Earnings per share, although revised downward to $0.18 to

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$0.26, continue to compare favorably to 2005.  The lower forecast, especially the third quarter, reflects a higher than previously expected cyclical third quarter downturn in Europe, higher than expected ramp up and migration costs associated with the large number of contract wins and delayed start-ups into the two new offshore locations in Bulgaria and Chile.  Also, the Systems and Solutions start-up groups, although gaining traction, are behind plan.

In contrast, the Company continues to expect a strong fourth quarter in terms of both revenue and earnings per share.  The expected strong fourth quarter is the result of the continued expansion of existing business, the normal seasonal rebound in Europe, the normalization of the new programs and contract wins ramped in the second and third quarters and continued aggressive growth in higher margin offshore facilities. Contributions from the new Solutions and System groups are also planned to have a positive impact on the fourth quarter.

The above comments are based on current expectations, exclude any non-recurring items, unless otherwise stated, and supersede any prior outlook provided by the Company.

Form 10-K filing status

The Company has now completed its previously announced internal investigation of accounting errors and other irregularities at one of its international subsidiaries, with the assistance of independent outside counsel.  The expected total earnings impact associated with the restatement of years 2000 through 2004 and the first three quarters of 2005 to correct the subsidiary’s accounting errors, including interest and penalties on unpaid taxes, is $8.8 million.  In April 2006, we received the benefit of new legislation that resulted in a $1.8 million reduction in the amount of interest and penalties we were required to pay for the unpaid taxes.   The investigation of the matter did not reveal any prior involvement or knowledge by any officer or director of the Company regarding the irregularities.  We have taken and are taking remedial actions.   We contacted the SEC on March 1, 2006 and reported that the irregularities at the subsidiary raised the possibility of violations of the U.S. Foreign Corrupt Practices Act.  We have reported to the SEC the results of the internal investigation, and are responding to the SEC’s requests for further information.  We cannot predict the ultimate outcome of the ongoing discussions with the SEC.  The outcome could include the institution of administrative or civil injunctive proceedings involving the Company and/or current or former Company employees, officers and/or directors, the imposition of fines and other penalties, remedies and/or sanctions and/or a referral to other governmental agencies. The Company has been working with its lenders to obtain waivers of technical events of default, including those resulting from the restatement itself and the events requiring the restatement and waivers of non-compliance with financial covenants related to the restatement.  The waiver language has been approved by Wells Fargo Foothill and Ableco as agents for the lenders.  The waivers have been circulated for final approval and execution by the lender groups.

As a result of our restatement and thorough review of our prior year financial statements, the company has identified technical errors in the filings of its US federal tax returns for fiscal years 2001 through 2003. We have requested private letter rulings from the Internal Revenue Service, which would permit the company to correct the technical errors.  The Company

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expects to receive favorable rulings from the IRS.  However, there can be no assurance that the IRS will grant any such rulings or, if such rulings are granted, when they will be received.  If the requested rulings are not granted, the Company may be required to restate its previously issued financial statements for the fiscal years 2001 through 2004 and potentially for each of the three-month periods covered by the interim quarterly reports for the fiscal year 2005.  If the requested rulings are not granted, the Company estimates the total cash charge relating to this matter could be $9 million to $11 million.  An unfavorable ruling could also result in a higher effective tax rate on our U.S. earnings.

While the results reported today are unaudited, SITEL believes that these results accurately reflect, in all material respects, the results based on current information and on the portion of the restated adjustments that have been identified to date.  Please refer to the following for a comparison of the restated preliminary results to those originally reported for the second quarter and six month periods of 2005.

Effects of the preliminary restatement

Because the restatements are not yet completed, the expected impact of the restatement for the three and six month periods ended June 30, 2005 contained herein is preliminary and subject to a final review by management and the Audit Committee of the Board of Directors and our external auditors.

Three months ended June 30, 2005

The effects of the adjustments identified to date will reduce earnings in the second quarter of 2005 by $600,000. These adjustments reflect an increase in operating, selling and administrative expenses of $300,000 (from the previously reported $80.6 million to the restated $80.9 million) resulting primarily from additional depreciation as well as penalties from the failure to remit certain taxes and an increase in interest expense of $300,000 (from the previously reported $2.9 million to the restated $3.2 million) resulting primarily from the failure to remit certain taxes.

Six months ended June 30, 2005

The effects of the adjustments identified to date will reduce earnings for the six months ended June 30, 2005 by $1.5 million. These adjustments reflect an increase in operating, selling and administrative expenses of $600,000 (from the previously reported $160.5 million to the restated $161.1 million) resulting primarily from additional depreciation as well as penalties from the failure to remit certain taxes and an increase in interest expense of $600,000 (from the previously reported $5.8 million to the restated $6.4 million) resulting primarily from the failure to remit certain taxes.

As a result of the reviews, the Company was required to delay the filing of its 2005 Annual Report on Form 10-K, which was due March 16, 2006 and its first quarter 2006 Quarterly Report on Form 10-Q, which was due on May 10, 2006, in order to allow for the Company and Audit Committee’s evaluation of these issues to be concluded and for its external

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auditors to complete an audit of the Company’s financial statements.  The Company will therefore also be required to delay the filing of its second quarter 2006 Quarterly Report on Form 10-Q, which was due today August 9, 2006.

Conference Call

SITEL executive management will host a conference call to discuss second quarter 2006 financial results tomorrow, August 10, 2006 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1- (888) 428-4480 and for international callers, please dial 1(612) 288-0337.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 838692 starting at 12:00 p.m. ET on August 10, 2006 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com. Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 39,000 employees in 91 global contact centers, utilizing more than 32 languages and dialects to serve customers in 56 countries   SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “anticipates”, “estimates”, “will,” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: completion of the audit of the Company’s financial statements, conclusion of the IRS ruling request process, conclusion of discussions with the SEC regarding the irregularities at the foreign subsidiary, completion of lender waiver approval process, client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory

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approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, uncertainties of litigation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements

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SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
		(As restated)		(As restated)

Revenue	$278,425	$251,810	$553,517	$502,702

Operating expenses:
Direct labor and telecommunications expenses	178,732	153,640	350,585	306,090
Subcontracted and other services expenses	10,019	12,881	18,938	25,761
Operating, selling and administrative expenses	78,986	80,897	164,510	161,136
Asset impairment and restructuring expenses, net	—	(2,609)	—	(2,609)
Total operating expenses	267,737	244,809	534,033	490,378

Operating income	10,688	7,001	19,484	12,324

Other income (expense):
Interest expense	(2,150)	(3,258)	(5,846)	(6,420)
Interest income	107	140	186	260
Equity in earnings (loss) of affiliates	1,660	395	1,950	288
Other income (expense), net	404	(21)	484	(31)
Total other expense, net	21	(2,744)	(3,226)	(5,903)

Income before income taxes and minority interest	10,709	4,257	16,258	6,421

Income tax expense	2,453	1,380	5,346	2,638
Minority interest	558	305	1,269	663

Net income	$7,698	$2,572	$9,643	$3,120

Weighted average common shares outstanding:
Basic	74,379	73,764	74,271	73,750
Diluted	75,678	73,843	75,292	74,090

Earnings per share:
Basic	$0.10	$0.03	$0.13	$0.04
Diluted	$0.10	$0.03	$0.13	$0.04

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SITEL Corporation

Preliminary Balance Sheet Data - Second Quarter 2006 Earnings Release

(Unaudited)

	6/30/05	9/30/05	12/31/05	3/31/06	6/30/06
Cash	$29.4	$36.6	$25.8	$25.7	$25.7
Accounts Receivable	$191.1	$196.5	$220.6	$223.1	$225.8
Total Current Assets	$237.6	$252.8	$266.6	$266.0	$271.1
Total Assets	$386.1	$411.0	$420.0	$421.1	$430.4
Total Current Liabilities	$247.7	$156.2	$172.6	$162.6	$163.2
Long-Term Debt and Capital Leases, net	$8.1	$124.6	$114.5	$122.0	$117.4
Total Debt - Short-Term and Long-Term	$129.1	$147.6	$137.1	$148.1	$138.5
Total Liabilities	$265.0	$290.3	$297.0	$294.4	$290.4
Total Equity	$118.3	$116.8	$118.4	$121.5	$134.2

SITEL Corporation

Revenue Statistics - Second Quarter 2006 Earnings Release

(Unaudited)

% of Total Revenue	Q105	Q205	Q3 05	Q4 05	2005	Q1 06	Q2 06
Customer Acquisition	17.4%	16.1%	15.1%	14.4%	15.7%	16.6%	19.0%
Customer Care	57.1%	60.4%	61.7%	65.1%	61.2%	60.1%	58.2%
Technical Support	18.0%	17.6%	16.9%	15.1%	16.9%	15.6%	15.1%
Risk Management	6.3%	5.5%	5.4%	4.6%	5.4%	5.7%	5.4%
Other	1.2%	0.4%	0.9%	0.8%	0.8%	2.0%	2.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q105	Q205	Q3 05	Q4 05	2005	Q1 06	Q2 06
North America	48.9%	47.7%	49.4%	53.6%	50.0%	46.5%	44.4%
Europe	42.9%	42.2%	39.1%	37.5%	40.3%	44.1%	46.7%
Asia Pacific	4.9%	5.7%	6.1%	4.5%	5.3%	4.3%	4.0%
Latin America	3.3%	4.4%	5.4%	4.4%	4.4%	5.1%	4.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q105	Q205	Q3 05	Q4 05	2005	Q1 06	Q2 06
Insurance	6.1%	5.9%	5.9%	5.7%	5.9%	5.9%	6.0%
Financial Services	17.2%	17.1%	17.8%	16.0%	17.0%	18.5%	18.2%
Consumer Products	19.7%	21.4%	21.1%	19.7%	20.5%	13.4%	14.4%
Technology	26.3%	25.8%	24.1%	22.0%	24.4%	24.4%	24.6%
Energy and Utilities	7.5%	7.5%	7.6%	7.2%	7.4%	7.2%	7.0%
Telecommunications, ISP, and Cable	18.6%	19.9%	20.1%	18.8%	19.3%	21.6%	22.8%
Other	4.6%	2.4%	3.4%	10.6%	5.5%	9.0%	7.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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SITEL CORPORATION AND SUBSIDIARIES
Reconciliation of Revenue as Adjusted
Preliminary and Unaudited
(In thousands)

	Three Months Ended
	June 30,
	2006	2005
		As restated

Revenue
Results as reported under U.S. GAAP	$278,425	$251,810
Less: Reconciling items (a)	—	(24,286)
Revenue as adjusted (a non-GAAP measure)	$278,425	$227,524

The schedule above provides a reconciliation of the Company’s revenue, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to revenue, as adjusted (non-U.S. GAAP).

(a) Three months ended June 30, 2005, reflects GM revenue of $24.3 million.

Non-GAAP Measures:  The amounts shown above in the Revenue As Adjusted are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  Because of the loss of the GM contract, the Company believes that the supplemental non-GAAP financial measures presented above may help investors and other users of the Company’s financial information to understand aspects of the Company’s revenue that may not be apparent from the reported GAAP results.  The non-GAAP financial measures presented above are not a substitute for the Company’s reported GAAP information.

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